Exhibit f.26

EXECUTION COPY

OMNIBUS AMENDMENT NO. 2

OMNIBUS AMENDMENT NO. 2, dated as of February 12, 2004 (this “Omnibus Amendment”), to the documents listed on Schedule A hereto (collectively, along with the schedules, exhibits, appendices and annexes thereto, the “Documents”).

WHEREAS, the parties hereto have entered into one or more of the Documents in connection with the issuance of the Series 2000-1 Notes by MCG Master Trust;

WHEREAS, effective January 2, 2004, the Liquidity Agreement ceased to be in full force and effect, causing the Termination Date to occur and the Amortization Period to commence;

WHEREAS, based upon MCG and the Trust satisfying the terms and conditions set forth herein and in the Fee Letter Agreement No. 2 (defined below), Wachovia Bank, National Association (“WBNA”) shall permit the facility to return to the Revolving Period and WBNA agrees to provide future Advances pursuant to the Basic Documents, as modified herein and by Fee Letter Agreement No. 2; and

WHEREAS, MCG and the Trust acknowledge that since the Liquidity Agreement has terminated, VFCC has no further obligations or responsibilities under the Basic Documents, including but not limited to funding Advances; and

WHEREAS, subject to the conditions set forth herein the parties hereto desire to amend the Documents as set forth herein;

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in Appendix A to the Sale and Servicing Agreement (the “Sale and Servicing Agreement”) dated as of June 1, 2000, as amended, supplemented or otherwise modified from time to time, among MCG Master Trust, MCG Finance II, LLC (f/k/a MCG Finance Corporation II) and MCG Capital Corporation (successor in interest to MCG Credit Corporation), or, if not defined therein, the Basic Documents (as defined in the Sale and Servicing Agreement).

2. The defined term “Investment Rating” in Appendix A to the Sale and Servicing Agreement is hereby amended in its entirety to read as follows:

INVESTMENT RATING: The internal investment rating assigned to a Commercial Loan from time to time by the Board of Directors of Servicer in accordance with Servicer’s valuation policies and procedures.

3. The following definitions are hereby added to Appendix A to the Sale and Servicing Agreement to read in their entirety as follows:

FEE LETTER AGREEMENT NO. 2: Fee Letter Agreement No. 2, dated as of February 12, 2004, among MCG Master Trust, MCG Capital Corporation and Wachovia Capital Markets, LLC, as amended, supplemented or otherwise modified from time to time.

OMNIBUS AMENDMENT NO. 2: Omnibus Amendment No. 2, dated as of February 12, 2004, among MCG Capital Corporation, MCG Finance II, LLC, the Trust, Wells Fargo Bank, National Association (successor by merger to Norwest Bank Minnesota, National Association), Wilmington Trust Company, Variable Funding Capital Corporation, Wachovia Capital Markets, LLC, and Wachovia Bank, National Association, as amended, supplemented or otherwise modified from time to time.

4. Section 2.10 of Sale and Servicing Agreement is hereby amended in its entirety to read as follows:

The Seller shall have the right, but not the obligation, from time to time to purchase, or substitute for, any Commercial Loan or any portion thereof that becomes a Delinquent Loan or a Charged-Off Loan or any Commercial Loan that has an Investment Rating of either 4 or 5, subject to the limitations set forth in this Section 2.10. The Seller also shall have the right, but not the obligation, from time to time to purchase any Commercial Loan or any portion thereof in order to provide the Trust with available funds to reduce the Outstanding Amount of the Class A Notes in accordance with reductions to the Purchase Limit and/or the Facility Limit and/or as required to increase the Subordination Amount to the Minimum Subordination Amount and/or to increase the Issuer Net Worth to the Required Net Worth, subject to the limitations set forth in this Section 2.10, and provided, however, that after giving effect to such purchase, the weighted average Investment Rating of the remaining Commercial Loans owned by the Trust is no greater than the weighted average Investment Rating of the Commercials Loans owned by the Trust immediately prior to such purchase. In the case of a purchase, the Seller shall deposit in the Principal and Interest Account, no later than the next succeeding Determination Date, an amount equal to the Repurchase Price for such Commercial Loan (or applicable portion thereof) as of the date of such purchase. In the case of a substitution, the Seller shall deliver to the Trust one or more Qualified Substitute Commercial Loans and any required Substitution Adjustment. Any such substitution shall be made in accordance with the provisions of Section 3.03. On the date of such substitution, the Seller shall deliver to the Indenture Trustee a certificate stating that such Commercial Loan is a Qualified Substitute Commercial Loan. The Servicer, the Trust and the Indenture Trustee shall execute and deliver such instruments, consents or other documents and perform all acts reasonably requested by the Seller in order to effect the transfer and release of any of the Trust’s interests in the Commercial

Loans (or portion thereof, including any Supplemental Interest associated with such Commercial Loan) that is being purchased or substituted.

5. Section 2.11 of Sale and Servicing Agreement is hereby amended in its entirety to read as follows:

Section 2.11 [Reserved].

6. A new Section 2.12 of Sale and Servicing Agreement is hereby added to read in its entirety as follows:

Section 2.12 Optional Sale.

The Trust may also sell to any party Commercial Loans or any portion thereof, designated by the Seller, if the proceeds from such sale will at least equal an amount (the “Optional Sale Price”) sufficient to reduce the Outstanding Amount of the Class A Notes to zero and to pay all other amounts due and owing to Wachovia Bank, National Association and its affiliates under the Basic Documents by the Issuer (as such other amounts due and owing have been evidenced by an invoice delivered to the Issuer). Concurrently with such sale, the Seller shall cause an amount equal to the Optional Sale Price to be deposited into the Note Distribution Account, and such amount shall be paid immediately to Wachovia Bank, National Association. The parties hereto shall execute and deliver such instruments, consents or other documents and perform all acts reasonably requested by the Seller in order to effect the transfer and release of any of the Trust’s interest in such Commercial Loans. Except as provided under Section 2.10 or this Section 2.12, any other sale of Commercial Loans by the Issuer shall require the consent of Wachovia Bank, National Association.

7. A new Section 9.01(a)(xi) of Sale and Servicing Agreement is hereby added to read in its entirety as follows:

(xi) any failure by MCG Capital Corporation to remit when due any payments owed under Omnibus Amendment No. 2 or the Fee Letter Agreement No. 2.

8. The form of monthly Servicer Certificate attached as Exhibit K to the Sale and Servicing Agreement is hereby amended and restated in its entirety to read as set forth on Schedule B to this Omnibus Amendment.

9. The definition of “Minimum Subordination Percentage” in the Note Purchase Agreement is hereby amended in its entirety to read as follows:

Minimum Subordination Percentage: 30%.

10. The definition of “Purchase Limit” in the Note Purchase Agreement is hereby amended in its entirety to read as follows:

Purchase Limit: (i) As of the date hereof, $130,000,000 less the amount of any Swingline Advances outstanding; (ii) as of June 30, 2004, $115,000,000 less the amount of any swingline Advances outstanding; and (iii) as of September 30, 2004, $100,000,000 less the amount of any swingline Advances outstanding; provided, however, that at all times on or after the Termination Date, the “Purchase Limit” shall mean the then Outstanding Amount of the Class A Notes and, provided, further, that the “Purchase Limit” may be reduced in accordance with the provisions of Section 2.3. Notwithstanding the foregoing, in calculating the Purchase Limit in connection with an Advance being used to repay a Swingline Advance, the amount of such Swingline Advance shall not be subtracted.

11. The definition of “Termination Date” in the Note Purchase Agreement is hereby amended in its entirety to read as follows:

The earliest of (a) the Business Day designated as the Termination Date by the Issuer upon at least 2 Business Days’ prior written notice to each Deal Agent, (b) the date on which a Termination Event occurs, or (c) September 30, 2004.

12. Section 2.2(a) of the Note Purchase Agreement is hereby amended by adding the following proviso at the end thereof:

; and provided, however, that no more that five Advances may be outstanding at any one time.

13. The definition of “Breakage Costs” in the Series 2000-1 Terms Supplement is hereby amended in its entirety to read as follows:

BREAKAGE COSTS: Any amount or amounts as shall compensate Wachovia Bank, National Association for any actual loss, cost, or expense incurred by Wachovia Bank, National Association (as reasonably determined by the Administrative Agent) as a result of a prepayment by the Seller of Advances outstanding. The determination by the Administrative Agent of the amount of any such actual loss, cost or expense shall be set forth in a written notice to the Seller and, if reasonable, shall be conclusive absent manifest error.

14. The definition of “Event of Default” in the Series 2000-1 Terms Supplement is hereby amended by adding at the end thereof the following clauses:

(iii) any failure by MCG Capital Corporation to remit when due any payments owed under Omnibus Amendment No. 2 or the Fee Letter Agreement No. 2.

15. The definition of “Facility Limit” in the Series 2000-1 Terms Supplement is hereby amended in its entirety to read as follows:

FACILITY LIMIT: (i) As of the date hereof, $130,000,000; (ii) as of June 30, 2004, $115,000,000; and (iii) as of September 30, 2004 through the Final Maturity Date, $100,000,000.

16. The definition of “Final Maturity Date” in the Series 2000-1 Terms Supplement is hereby amended in its entirety to read as follows:

FINAL MATURITY DATE: September 30, 2009.

17. The definition of “Interest Rate” in the Series 2000-1 Terms Supplement is hereby amended in its entirety to read as follows:

INTEREST RATE: For any Interest Accrual Period and for each Advance purchased by a Purchaser for each day during such Interest Accrual Period, as follows:

(a) from the date hereof through and including the first to occur of (i) September 30, 2004 or (ii) the occurrence of a Termination Event, the LIBOR Rate plus 150 basis points;

(b) from the first to occur of (i) October 1, 2004 or (ii) the occurrence of a Termination Event, until the Outstanding Amount of the Class A Notes has been reduced to zero, the LIBOR Rate plus 250 basis points, increasing an additional 25 basis points the first day of each calendar quarter commencing January 1, 2005.

The Issuer, at its election, may allocate the Outstanding Amount under the Class A Notes as to which interest is accruing based upon a LIBOR Rate among up to 5 portions or tranches. For avoidance of doubt, as of the date hereof, the rate applicable under the Basic Documents to the Outstanding Amount of the Class A Notes shall be the Interest Rate as calculated by this Omnibus Amendment, and the Program Fee shall no longer be applicable under the Basic Documents.

18. The definition of “Required Net Worth” in the Series 2000-1 Terms Supplement is hereby amended in its entirety to read as follows:

REQUIRED NET WORTH: As of any date, the sum of the Principal Balances of the three largest Eligible Loans (based upon Principal Balances, with all Eligible Loans originated to a single Obligor being considered one Eligible Loan).

19. The definition of “Termination Event” in the Series 2000-1 Terms Supplement is hereby amended by deleting clauses (vii) (i.e., Average Portfolio Charged-Off Ratio) and (xvi) (i.e., Goldman Sachs ownership interest and/or directorship) in their entirety, and replacing them as set forth below:

(vii) As of any date, the Outstanding Amount of the Class A Notes exceeds the applicable Facility Limit and such condition continues unremedied for three Business Days.

(xvi) The failure by MCG Capital Corporation to deliver to Wachovia Bank, National Association, by February 23, 2004 an opinion of Mayer, Brown, Rowe & Maw LLP, or such other law firm reasonably acceptable to Wachovia Bank, National Association, to the effect that Omnibus Amendment No. 2 and the Fee Letter Agreement No. 2 are legal, valid and binding obligations of MCG Capital Corporation, enforceable against MCG Capital Corporation in accordance with their respective terms. Such opinion may contain customary assumptions and qualifications, and, in rendering such opinion, counsel may rely upon the opinion of General Counsel of MCG Capital Corporation being delivered in connection with Omnibus Amendment No. 2. Further, Wachovia Bank, National Association shall be responsible for paying the reasonable fees and disbursements of the law firm delivering such enforceability opinion.

20. Section 2.1 of the Terms Supplement is hereby amended by replacing the dollar amount in line 2 of the second paragraph of such provision with the term “Facility Limit”.

21. Section 4.1 of the Terms Supplement is hereby amended in its entirety to read as follows:

SECTION 4.1. [Reserved…See Section 2.12 of Sale and Servicing Agreement].

22. The Letter Agreement dated as of February 14, 2003 among Wachovia Capital Markets, LLC (successor in interest to Wachovia Securities, Inc. f/k/a First Union Securities, Inc.), MCG Capital Corporation, MCG Master Trust and Variable Funding Capital Corporation is hereby amended by deleting in its entirety the first 2 sentences of paragraph 2 of such letter agreement.

23. The Letter Agreement dated as of June 16, 2000 between Wachovia Capital Markets, LLC and MCG Capital Corporation regarding future transactions is hereby terminated, and the parties thereto shall be released from their obligations thereunder.

24. If at anytime the Outstanding Amount of the Class A Notes (less all Principal Collections then on deposit in the Principal and Interest Account) exceeds the applicable Facility Limit, then MCG Capital Corporation shall immediately pay to the Class A Noteholders within three Business Days of receiving written demand therefor the amount of such excess.

25. Upon the occurrence of a Termination Event described under clause (ii) of the definition of such term in the Series 2000-1 Terms Supplement (i.e., when the Subordination Amount is less than the Minimum Subordination Amount), MCG Capital Corporation shall immediately pay to the Class A Noteholders within three Business Days of receiving written demand therefor an amount such that the Subordination Amount is at least equal to the Minimum Subordination Amount.

26. Upon the occurrence of a Termination Event described under clause (xviii) of the definition of such term in the Series 2000-1 Terms Supplement (i.e., when the Issuer Net Worth is less than the Required Net Worth), MCG Capital Corporation shall immediately pay to the Class A Noteholders within three Business Days of receiving written demand therefor an amount such that the Issuer Net Worth is at least equal to the Required Net Worth.

27. If by the Final Maturity Date, the Outstanding Amount of the Class A Notes has not be reduced to zero, then MCG Capital Corporation shall immediately pay within three Business Days of receiving written demand therefor (a) to the Class A Noteholders the amount needed to reduce the Outstanding Amount of the Class A Notes to zero and (b) to Wachovia Bank, National Association any amounts due and owing to Wachovia Bank, National Association and its affiliates under the Basic Documents by the Issuer (as such amounts due and owing have been evidenced by an invoice delivered to the Issuer).

28. If the Issuer fails to make any payment of principal or interest when due under the Class A Notes or any Breakage Costs when and as due in accordance with the Basic Documents, then MCG Capital Corporation agrees to make such payment in immediately available funds within three Business Days of receiving written demand therefor.

29. All conditions precedent in the Basic Documents required in connection with the transactions contemplated by this Omnibus Amendment are deemed to be satisfied or waived, as the case may be.

30. Except as expressly modified in this Omnibus Amendment, all of the terms, provisions and conditions of the Sale and Servicing Agreement and the other Basic Documents are hereby ratified and confirmed and shall remain unchanged and in full force and effect.

31. This Omnibus Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

32. This Omnibus Amendment may be executed in one or more counterparts (including by facsimile), each of which, when so executed, shall be deemed an original; such counterparts, together, shall constitute one and the same agreement.

33. This Omnibus Amendment shall be effective upon all parties executing the same and the delivery by MCG Capital Corporation to Wachovia Bank, National Association of (i) the resolutions of the Board of Directors of MCG Capital Corporation, certified by an authorized representative of MCG Capital Corporation approving MCG Capital Corporation entering into this Omnibus Amendment and the Fee Letter Agreement No. 2 and (ii) the legal opinion of General Counsel to MCG Capital Corporation as to the good standing of MCG Capital Corporation in Delaware, requisite corporate power and authority and due authorization, execution and delivery of this Omnibus Amendment and the Fee Letter Agreement No. 2.

34. MCG Capital Corporation hereby represents and warrants to the other parties hereto that the entering into and consummation of the transactions contemplated by this Omnibus Amendment and Fee Letter Agreement No. 2 by MCG Capital Corporation will not result in the breach of any term or provision of the certificate of incorporation or by-laws of MCG Capital Corporation or result in a material breach of any term or provision of or constitute a default under or result in the acceleration of any obligation under, any material agreement, indenture or loan or credit agreement or other material instrument to which MCG Capital Corporation or its property is subject, or result in the material violation of any law, rule, regulation, order, judgment or decree to which MCG Capital Corporation or its property is subject.

[Signature pages follow]

Exhibit f.26

IN WITNESS WHEREOF, the undersigned have executed this Omnibus Amendment as of the day and year first above written.

MCG CAPITAL CORPORATION (successor in interest to MCG Credit Corporation), as Seller and Servicer

By:	/s/ Bryan J. Mitchell

Name: Bryan J. Mitchell
Title: Chief Executive Officer

MCG FINANCE II, LLC (f/k/a MCG Finance Corporation II), as Purchaser, Depositor and Holder of all the Certificates

By:	/s/ Bryan J. Mitchell

Name: Bryan J. Mitchell
Title: Chief Executive Officer

MCG MASTER TRUST

By:	MCG Capital Corporation, as Servicer

By:	/s/ Bryan J. Mitchell

Name: Bryan J. Mitchell
Title: Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Melissa Philibert

Name: Melissa Philibert
Title: Corporate Trust Officer

WILMINGTON TRUST COMPANY, as Owner Trustee

By:	/s/ Jennifer A. Luce

Name: Jennifer A. Luce
Title: Financial Services Officer

VARIABLE FUNDING CAPITAL CORPORATION, as Holder of all the Series 2000-1 Notes

By:	Wachovia Capital Markets, LLC, as attorney-in-fact

By:	/s/ Douglas R. Wilson, Sr.

Name: Douglas R. Wilson, Sr.
Title: Vice President

WACHOVIA CAPITAL MARKETS, LLC (successor in interest to Wachovia Securities, Inc f/ka First Union Securities, Inc.), as Deal Agent and Administrative Agent

By:	/s/ Paul A. Burkhart

Name: Paul A. Burkhart
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION (f/k/a First Union National Bank)

By:	/s/ Raj Shah

Name: Raj Shah
Title: Director

Schedule A

List of Documents

1.	Commercial Loan Sale Agreement dated as of June 1, 2000 between MCG Capital Corporation (successor in interest to MCG Credit Corporation) (“MCG”) and MCG Finance II, LLC (f/k/a MCG Finance Corporation II) (“FinCo”), as amended.

2.	Sale and Servicing Agreement dated as of June 1, 2000 among MCG Master Trust (the “Trust”), FinCo and MCG, as amended, including Appendix A thereto, as amended.

3.	Trust Agreement dated as of June 1, 2000 between FinCo and Wilmington Trust Company, as Owner Trustee, as amended.

4.	Note Purchase Agreement dated as of June 1, 2000 among the Trust, MCG, Variable Funding Capital Corporation and Wachovia Capital Markets, LLC (successor in interest to Wachovia Securities, Inc. f/k/a First Union Securities, Inc.), as amended.

5.	Indenture dated as of June 1, 2000 between the Trust and Wells Fargo Bank, National Association (successor by merger to Norwest Bank Minnesota, National Association), as amended.

6.	Series 2000-1 Terms Supplement dated as of June 1, 2000 between the Trust and the Indenture Trustee, as amended.

7.	Letter Agreement dated as of February 14, 2003 among Wachovia Capital Markets, LLC, MCG, MCG Master Trust and Variable Funding Capital Corporation, as amended.

8.	All other documents and agreements executed in connection with any of the documents listed above in 1-7.

Schedule B

EXHIBIT K

To be delivered to all Noteholders of the Master Trust Notes and the Indenture Trustee

pursuant to Section 5.09 of the Sale and Servicing Agreement

[See attached]

[TO BE PROVIDED BY WACHOVIA]